Exhibit 23.3
Consent of Independent Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 30, 2008 with respect to the consolidated balance sheet of Mass Financial Corp. and subsidiaries as at December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, in Amendment No. 1 to Registration Statement No.333-169819 on Form F-4 and related Prospectus of Terra Nova Royalty Corporation for the registration of 25,001,089 shares of its common stock.
MAZARS Hemmelrath GmbH *
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

Munich, Germany October 25, 2010

*	RSM Hemmelrath GmbH has been merged into MAZARS Hemmelrath GmbH